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                      November 13, 2023

       Yong Zhang
       Chief Executive Officer
       Xinyuan Real Estate Co., Ltd.
       27/F, China Central Place, Tower II
       79 Jianguo Road, Chaoyang District
       Beijing 100025
       People   s Republic of China

                                                        Re: Xinyuan Real Estate
Co., Ltd.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-33863

       Dear Yong Zhang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Haoze Zheng